Exhibit 1.1

PLACEMENT AGENCY AGREEMENT

October 24, 2025

Roth Capital Partners, LLC

888 San Clemente Drive, Suite 400

Newport Beach, CA 92660

Ladies and Gentlemen:

Subject to the terms and conditions herein (this “Agreement”), MultiSensor AI Holdings, Inc., a Delaware corporation (the “Company”), hereby agrees to sell up to an aggregate of $13,999,998.83 of securities of the Company, comprising 34,229,826 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and warrants (the “Warrants”) to purchase 68,459,652 shares of Common Stock (the “Warrant Shares” and, collectively with the Shares and the Warrants, the “Securities”), directly to certain purchasers (each, a “Purchaser” and, collectively, the “Purchasers”) through Roth Capital Partners, LLC, as exclusive placement agent (the “Placement Agent”). The documents executed and delivered by the Company and the Purchasers in connection with the Offering (as defined below), including, without limitation, a securities purchase agreement (the “Purchase Agreement”) and the form of Warrant, shall be collectively referred to herein as the “Transaction Documents.” The purchase price to the Purchasers for each Share and accompanying Warrants is $0.409. The exercise price to the Purchasers for each share of Common Stock issuable upon exercise of the Warrants is $0.409 per share. The Placement Agent may retain other brokers or dealers to act as sub-agents or selected-dealers on its behalf in connection with the Offering.

The Company hereby confirms its agreement with the Placement Agent as follows:

Section 1.              Agreement to Act as Exclusive Placement Agent.

(a)            Appointment of Placement Agent. On the basis of the representations, warranties and agreements of the Company herein contained, and subject to all the terms and conditions of this Agreement, the Placement Agent shall be the exclusive placement agent in connection with the offering and sale by the Company of the Securities, with the terms of such offering (the “Offering”) to be subject to market conditions and negotiations between the Company, the Placement Agent, and the prospective Purchasers. The Placement Agent will act on a reasonable best efforts basis and the Company agrees and acknowledges that there is no guarantee of the successful placement of the Securities, or any portion thereof, in the prospective Offering. Under no circumstances will the Placement Agent or any of its Affiliates (as defined below) be obligated to underwrite or purchase any of the Shares for its own account or otherwise provide any financing. The Placement Agent shall act solely as the Company’s agent and not as principal. The Placement Agent shall have no authority to bind the Company with respect to any prospective offer to purchase Shares and the Company shall have the sole right to accept offers to purchase Shares and may reject any such offer, in whole or in part. Subject to the terms and conditions hereof, payment of the purchase price for, and delivery of, the Securities shall be made at each of the Initial Closing and the Final Closing (in each case, as defined in the Purchase Agreement). As compensation for services rendered, the Company shall pay to the Placement Agent the fees and expenses set forth below:

(i)             a cash fee equal to 5.0% of the aggregate gross proceeds received by the Company from the sale of the Securities at each of the Initial Closing and the Final Closing, due and payable on the Initial Closing Date and the Final Closing Date, respectively; and

(ii)            at the Initial Closing, reimbursement of a non-accountable sum of $60,000 for the Placement Agent’s legal fees and expenses. The foregoing expense reimbursement shall be in addition to any reimbursement of legal or other expenses payable to the Purchasers pursuant to the Purchase Agreement.

(b)           Exclusive Term. The term of the Placement Agent’s exclusive engagement under this Agreement shall continue until April 7, 2026 (the “Exclusive Term”) unless earlier terminated as provided herein. During the Exclusive Term, the Company shall not, directly or indirectly, solicit, engage, or enter into any agreement with any other placement agent, underwriter, financial advisor, or similar intermediary in connection with any private placement of its equity or equity-linked securities without the prior written consent of the Placement Agent. Subject to the foregoing, either party may terminate this Agreement at any time upon 30 days’ prior written notice to the other party. Notwithstanding anything to the contrary contained herein, (i) the provisions concerning confidentiality, indemnification and contribution contained herein, (ii) the Company’s obligations contained in the indemnification provisions, and (iii) the Company’s obligation to pay fees actually earned and payable and to reimburse expenses actually incurred and reimbursable pursuant to Section 1 hereof, will survive any expiration or termination of this Agreement. Nothing in this Agreement shall be construed to limit the ability of the Placement Agent or its Affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationship with Persons (as defined below) other than the Company. As used herein (i) “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind, and (ii) “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”).

(c)           Tail Fee. If, within 12 months after the expiration or termination of this Agreement, the Company consummates any private placement or other financing of its equity or equity-linked securities with any Person (a “Covered Investor”) that was introduced to the Company by the Placement Agent during the Exclusive Term or that became aware of the Offering through the Placement Agent’s efforts, the Company shall pay to the Placement Agent the same cash fees as if such transaction had been completed during the term of this Agreement.

Section 2.              Representations, Warranties and Covenants of the Company. The Company acknowledges and agrees that the Placement Agent shall be entitled to rely on the representations, warranties and covenants contained in Section 3.1 of the Purchase Agreement to the same extent as if they were made pursuant to this Agreement.

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Section 3.              Representations and Warranties of the Placement Agent. The Placement Agent hereby represents and warrants that it is not subject to any of the “bad actor” disqualifications within the meaning of Rule 506(d) of Regulation D under the Securities Act.

Section 4.              Covenants and Agreements of the Company. The Company further covenants and agrees with the Placement Agent as follows:

(a)            Securities Laws Disclosure; Publicity. The Company shall (a) by 9:30 a.m. (New York City time) on the Trading Day immediately following the date hereof, issue a press release disclosing the material terms of the transactions contemplated hereby, and (b) file a Current Report on Form 8-K, including the Transaction Documents as exhibits thereto, with the United States Securities and Exchange Commission (the “Commission”) within the time required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)            Form D; Blue Sky Filings. The Company agrees to timely file a Form D with respect to the Securities as required under Regulation D and to provide a copy thereof upon request of the Placement Agent. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Securities for, sale to the Purchasers under applicable securities or “Blue Sky” laws of the states of the United States and shall provide evidence of such actions upon request of the Placement Agent.

(c)            Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Securities in a manner that would require the registration under the Securities Act of the sale of the Securities or that would be integrated with the offer or sale of the Securities for purposes of the rules and regulations of any Trading Market (as defined in the Purchase Agreement) such that it would require shareholder approval prior to the closing of such other transaction unless shareholder approval is obtained before the closing of such subsequent transaction.

(d)            Transfer Agent. The Company will maintain, at its expense, a registrar and transfer agent for the Common Stock.

(e)            Use of Proceeds. The Company shall use the net proceeds from the sale of the Securities pursuant to the Transaction Documents for working capital purposes and shall not use such proceeds: (a) for the satisfaction of any portion of the Company’s debt (other than payment of trade payables in the ordinary course of the Company’s business and prior practices), (b) for the redemption of any Common Stock or Common Stock Equivalents (as defined in the Purchase Agreement), (c) for the settlement of any outstanding litigation, or (d) in violation of the FCPA or OFAC regulations.

(f)            Periodic Reporting Obligations. Until such date that no Purchasers hold any Securities, the Company shall duly file, on a timely basis, with the Commission and the Trading Market all reports and documents required to be filed under the Exchange Act within the time periods and in the manner required by the Exchange Act.

(g)            Additional Documents. The Company will enter into any subscription, purchase or other customary agreements as the Placement Agent or the Purchasers deem necessary or appropriate to consummate the Offering, all of which will be in form and substance reasonably acceptable to the Placement Agent and the Purchasers. The Company agrees that the Placement Agent may rely upon, and each is a third party beneficiary of, the representations and warranties, and applicable covenants, set forth in any such purchase, subscription or other agreement with Purchasers in the Offering.

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(h)            No Manipulation of Price.  The Company will not take, directly or indirectly, any action designed to cause or result in, or that has constituted or might reasonably be expected to constitute, the stabilization or manipulation of the price of any securities of the Company.

(i)            Acknowledgment. The Company acknowledges that any advice given by the Placement Agent to the Company is solely for the benefit and use of the Board of Directors of the Company and may not be used, reproduced, disseminated, quoted or referred to, without the Placement Agent's prior written consent.

(j)            Announcement of Offering. The Company acknowledges and agrees that the Placement Agent may, subsequent to the Initial Closing, make public its involvement with the Offering.

(k)            Reliance on Others. The Company confirms that it will rely on its own counsel and accountants for legal and accounting advice.

(l)            Research Matters. By entering into this Agreement, the Placement Agent does not provide any promise, either explicitly or implicitly, of favorable or continued research coverage of the Company and the Company hereby acknowledges and agrees that the Placement Agent’s selection as a placement agent for the Offering was in no way conditioned, explicitly or implicitly, on the Placement Agent providing favorable or any research coverage of the Company. In accordance with FINRA Rule 2711(e), the parties acknowledge and agree that the Placement Agent has not directly or indirectly offered favorable research, a specific rating or a specific price target, or threatened to change research, a rating or a price target, to the Company or inducement for the receipt of business or compensation.

(m)          Subsequent Equity Sales. From the date hereof until 90 days after the later of the receipt of Stockholder Approval or the Effective Date (in each case, as defined in the Purchase Agreement), neither the Company nor any Subsidiary (as defined in the Purchase Agreement) shall (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock Equivalents or (ii) file any registration statement or any amendment or supplement thereto, in each case other than as contemplated pursuant to the Registration Rights Agreement (as defined in the Purchase Agreement); provided that nothing herein shall prohibit the Company from supplementing or amending any existing registration statement in order to keep such registration statement current.

Section 5.              Conditions of the Obligations of the Placement Agent. The obligations of the Placement Agent in connection with each of the Initial Closing and the Final Closing shall be subject to the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect (as defined in the Purchase Agreement), in all respects) when made and as of the Initial Closing Date of the representations and warranties of the Company contained in Section 3.1 of the Purchase Agreement (unless as of a specific date therein in which case they shall be accurate in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) as of such date) and, as of the Final Closing Date, of the representations and warranties of the Company in Section 3.1(b), (d) and (f) of the Purchase Agreement (unless as of a specific date therein in which case they shall be accurate in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) as of such date), to the timely performance by each of the Company of its covenants and other obligations hereunder on and as of such dates, and to each of the following additional conditions:

(a)            Corporate Proceedings. All corporate proceedings and other legal matters in connection with this Agreement, the Transaction Documents, and the sale and delivery of the Securities, shall have been completed or resolved in a manner reasonably satisfactory to the Placement Agent’s counsel, and such counsel shall have been furnished with such papers and information as it may reasonably have requested to enable such counsel to pass upon the matters referred to in this Section 5.

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(b)            No Material Adverse Change. Subsequent to the execution and delivery of this Agreement and prior to each of the Initial Closing Date and the Final Closing Date, in the Placement Agent’s sole judgment after consultation with the Company, there shall not have occurred any Material Adverse Effect or any material adverse change or development involving a prospective material adverse change in the condition or the business activities, financial or otherwise, of the Company from the latest dates as of which such condition is set forth in the Transaction Documents (“Material Adverse Change”).

(c)            Opinion of Counsel for the Company. The Placement Agent shall have received on the Initial Closing Date the favorable opinion of U.S. legal counsel to the Company, dated as of such Initial Closing Date, and in form and substance satisfactory to the Placement Agent (the “Initial Opinion”). In addition, the Placement Agent shall have received on the Final Closing Date a bringdown letter from such counsel, dated as of the Final Closing Date, confirming that the Initial Opinion may be relied upon as of the Final Closing Date (subject to any changes set forth therein and acceptable to the Placement Agent in its reasonable discretion).

(d)            Officers’ Certificate. The Placement Agent shall have received on each of the Initial Closing Date and Final Closing Date a certificate of the Company, dated as of the date thereof, signed by the Chief Executive Officer and Chief Financial Officer of the Company, to the effect that, and the Placement Agent shall be satisfied that, the signers of such certificate have reviewed this Agreement and the Transaction Documents and to the further effect that:

(i)            (A) with respect to the First Closing, the representations and warranties of the Company in the Purchase Agreement and herein are true and correct, as if made on and as of such closing date in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects), and the Company has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to such closing date, and (B) with respect to the Final Closing, the representations and warranties of the Company in Section 3.1(b), (d) and (f) of the Purchase Agreement are true and correct, as if made on and as of such closing date (unless as of a specific date therein in which case they shall be accurate in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) as of such date); and

(ii)            subsequent to the respective dates as of which information is given in the SEC Reports and the Transaction Documents, there has not been: (A) any Material Adverse Change; (B) any transaction that is material to the Company and the Subsidiaries taken as a whole, except transactions entered into in the ordinary course of business; (C) any obligation, direct or contingent, that is material to the Company and the Subsidiaries taken as a whole, incurred by the Company or any Subsidiary, except obligations incurred in the ordinary course of business; (D) any material change in the capital stock (except changes thereto resulting from the issuance of the Securities pursuant to the Purchase Agreement, the designation of the Preferred Stock (as defined in the Purchase Agreement) and the exercise of outstanding stock options or warrants) or outstanding indebtedness of the Company or any Subsidiary; (E) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company; or (F) any loss or damage (whether or not insured) to the property of the Company or any Subsidiary which has been sustained or will have been sustained which has a Material Adverse Effect.

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(e)            Stock Exchange Listing. The Common Stock shall be registered under the Exchange Act and shall be listed on the Trading Market, and the Company shall not have taken any action designed to terminate, or likely to have the effect of terminating, the registration of the Common Stock under the Exchange Act or delisting or suspending from trading the Common Stock from the Trading Market, nor shall the Company have received any information suggesting that the Commission or the Trading Market is contemplating terminating such registration or listing.

(f)            Additional Documents. On or before each of the Initial Closing Date and the Final Closing Date, the Placement Agent and counsel for the Placement Agent shall have received such information and documents as they may reasonably require for the purposes of enabling them to pass upon the issuance and sale of the Securities as contemplated herein, or in order to evidence the accuracy of any of the representations and warranties, or the satisfaction of any of the conditions or agreements, herein contained.

If any condition specified in this Section 5 is not satisfied when and as required to be satisfied, this Agreement may be terminated by the Placement Agent by notice to the Company at any time on or prior to the Initial Closing Date or the Final Closing Date, as applicable, which termination shall be without liability on the part of any party to any other party, except that Section 6 (Payment of Expenses), Section 7 (Indemnification and Contribution), Section 8 (Representations and Indemnities to Survive Delivery), and Section 9 (Right of First Refusal) shall at all times be effective and shall survive such termination.

Section 6.              Payment of Expenses. The Company agrees to pay all costs, fees and expenses incurred by the Company in connection with the performance of its obligations hereunder and in connection with the transactions contemplated hereby and: (i) all expenses incident to the issuance, delivery and qualification of the Securities (including all printing and engraving costs); (ii) all fees and expenses of the registrar and transfer agent of the Common Stock; (iii) all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Securities; (iv) all fees and expenses of the Company’s counsel, independent public or certified public accountants and other advisors; (v) the fees and expenses associated with including the Shares and Warrant Shares on the Trading Market; (vi) and all costs and expenses incident to the travel and accommodation of the Company’s and the Placement Agent's employees on the “roadshow.”

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Section 7.              Indemnification and Contribution.

(a)           The Company agrees to indemnify and hold harmless the Placement Agent, its affiliates and each person controlling the Placement Agent (within the meaning of Section 15 of the Securities Act), and the directors, officers, agents and employees of the Placement Agent, its affiliates and each such controlling person (the Placement Agent, and each such entity or person, an “Indemnified Person”) from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively, the “Liabilities”), and shall reimburse each Indemnified Person for all fees and expenses (including the reasonable fees and expenses of one counsel for all Indemnified Persons, except as otherwise expressly provided herein) (collectively, the “Expenses”) as they are incurred by an Indemnified Person in investigating, preparing, pursuing, defending, or enforcing any Actions (as defined in the Purchase Agreement), including in connection with the enforcement of this Section 7, whether or not any Indemnified Person is a party thereto, (i) caused by, or arising out of or in connection with, any untrue statement or alleged untrue statement of a material fact contained in any SEC Report or Transaction Document or by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or (ii) otherwise arising out of or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this Agreement, the transactions contemplated thereby or any Indemnified Person's actions or inactions in connection with any such advice, services or transactions; provided, however, that, in the case of clause (ii) only, the Company shall not be responsible for any Liabilities or Expenses of any Indemnified Person that are finally judicially determined to have resulted solely from such Indemnified Person’s (x) gross negligence or willful misconduct in connection with any of the advice, actions, inactions or services referred to above or (y) use of any offering materials or information concerning the Company in connection with the offer or sale of the Securities in the Offering which were not authorized for such use by the Company and which use constitutes gross negligence or willful misconduct. The Company also agrees to reimburse each Indemnified Person for all Expenses as they are incurred in connection with enforcing such Indemnified Person's rights under this Agreement.

(b)           Upon receipt by an Indemnified Person of actual notice of an Action against such Indemnified Person with respect to which indemnity may be sought under this Agreement, such Indemnified Person shall promptly notify the Company in writing; provided that failure by any Indemnified Person so to notify the Company shall not relieve the Company from any liability which the Company may have on account of this indemnity or otherwise to such Indemnified Person, except to the extent the Company shall have been prejudiced by such failure. The Company shall, if requested by the Placement Agent, assume the defense of any such Action including the employment of counsel reasonably satisfactory to the Placement Agent, which counsel may also be counsel to the Company. Any Indemnified Person shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company has failed promptly to assume the defense and employ counsel or (ii) the named parties to any such Action (including any impeded parties) include such Indemnified Person and the Company, and such Indemnified Person shall have been advised in the reasonable opinion of counsel that there is an actual conflict of interest that prevents the counsel selected by the Company from representing both the Company (or another client of such counsel) and any Indemnified Person; provided that the Company shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel for all Indemnified Persons in connection with any Action or related Actions, in addition to any local counsel. The Company shall not be liable for any settlement of any Action effected without its written consent (which shall not be unreasonably withheld). In addition, the Company shall not, without the prior written consent of the Placement Agent (which shall not be unreasonably withheld), settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder (whether or not such Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from all Liabilities arising out of such Action for which indemnification or contribution may be sought hereunder, and does not contain any statement as to or admission of fault, culpability, or failure to act by or on behalf of any Indemnified Person. The indemnification required hereby shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

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(c)            In the event that the foregoing indemnity is unavailable to an Indemnified Person other than in accordance with this Agreement, the Company shall contribute to the Liabilities and Expenses paid or payable by such Indemnified Person in such proportion as is appropriate to reflect (i) the relative benefits to the Company, on the one hand, and to the Placement Agent and any other Indemnified Person, on the other hand, of the matters contemplated by this Agreement or (ii) if the allocation provided by the immediately preceding clause is not permitted by applicable law, not only such relative benefits but also the relative fault of the Company, on the one hand, and the Placement Agent and any other Indemnified Person, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any other relevant equitable considerations; provided that in no event shall the Company contribute less than the amount necessary to ensure that all Indemnified Persons, in the aggregate, are not liable for any Liabilities and Expenses in excess of the amount of fees actually received by the Placement Agent pursuant to this Agreement. For purposes of this paragraph, the relative benefits to the Company, on the one hand, and to the Placement Agent on the other hand, of the matters contemplated by this Agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid to or received or contemplated to be received by the Company in the transaction or transactions that are within the scope of this Agreement, whether or not any such transaction is consummated, bears to (b) the fees paid to the Placement Agent under this Agreement.

(d)            The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this Agreement, the transactions contemplated thereby or any Indemnified Person's actions or inactions in connection with any such advice, services or transactions except for Liabilities (and related Expenses) of the Company that are finally judicially determined to have resulted solely from such Indemnified Person’s gross negligence or willful misconduct in connection with any such advice, actions, inactions or services.

(e)            The reimbursement, indemnity and contribution obligations of the Company set forth herein shall apply to any modification of this Agreement and shall remain in full force and effect regardless of any termination of, or the completion of any Indemnified Person's services under or in connection with, this Agreement.

Section 8.              Representations and Indemnities to Survive Delivery. The respective indemnities, agreements, representations, warranties and other statements of the Company or any person controlling the Company, of its officers, and of the Placement Agent set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Placement Agent, the Company, or any of its or their partners, officers or directors or any controlling person, as the case may be, and will survive delivery of and payment for the Securities sold hereunder and any termination of this Agreement. A successor to a Placement Agent, or to the Company, its directors or officers or any person controlling the Company, shall be entitled to the benefits of the indemnity, contribution and reimbursement agreements contained in this Agreement.

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Section 9.              Right of First Refusal. In the event the Company or any of its Subsidiaries proposes to engage the services of a placement agent, underwriter, or similar financial intermediary to assist the Company in any private placement or public offering of its equity, equity-linked, or debt securities (including convertible or derivative instruments) during the period commencing on the date of this Agreement and ending on April 7, 2027 (the “ROFR Period”), the Company shall first offer the Placement Agent the right to act as the Company’s exclusive placement agent, or lead underwriter and sole bookrunner, as applicable, for such transaction (the “Right of First Refusal”) by providing written notice to the Placement Agent describing the proposed transaction in reasonable detail (the “ROFR Notice”). The Placement Agent shall have 10 business days following receipt of the ROFR Notice to notify the Company in writing of its election to accept such engagement. If the Placement Agent elects to accept such engagement, the agreement governing such engagement will contain, among other things, terms that are customary for the Placement Agent and mutually agreed upon by the Company and the Placement Agent. For clarity, if the Placement Agent elects to accept such engagement, such financing shall not be subject to Section 1(c) of this Agreement. If the Placement Agent declines to exercise its Right of First Refusal within such period, or fails to respond to the Company in writing, the Company may proceed to engage another financial intermediary on terms no more favorable in the aggregate to such intermediary than those offered to the Placement Agent. Furthermore, if the Company proposes to engage a placement agent, underwriter, or other intermediary for any other type of transaction not specifically described above (including, without limitation, any merger, acquisition, divestiture, strategic transaction, strategic partnership, recapitalization, or other similar transaction or capital markets advisory assignment) during the ROFR Period, the Company shall offer the Placement Agent the opportunity to act in such capacity exclusively. If the Placement Agent accepts such engagement, the Company and the Placement Agent shall negotiate in good faith to determine fair and customary compensation for such services, which shall be at market-based rates at the time of such engagement. Notwithstanding the foregoing, this Section 9 shall not apply to any sale under an equity line of credit or “at the market offering” that has previously been announced by the Company.

Section 10.            Notices. All communications hereunder shall be in writing and shall be mailed, hand delivered, telecopied or e-mailed and confirmed to the parties hereto as follows:

If to the Placement Agent to the address set forth above, attention: Equity Capital Markets, e-mail: rothECM@roth.com.

With a copy to:

Stradling Yocca Carlson & Rauth LLP

660 Newport Center Drive, Suite 1600

Newport Beach, CA 92660

Attention: Amanda McFall

If to the Company:

MultiSensor AI Holdings, Inc.

2105 West Cardinal Drive

Beaumont, Texas 77705

Attention: Chief Financial Officer

Email: robert.nadolny@multisnorai.com

With a copy to:

Haynes and Boone, LLP

2801 N. Harwood Street, Suite 2300

Dallas, Texas 75201

Attention: Matthew L. Fry

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Any party hereto may change the address for receipt of communications by giving written notice to the others.

Section 11.            Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto, and to the benefit of the employees, officers and directors and controlling persons referred to in Section 7 hereof, and to their respective successors, and personal representative, and no other person will have any right or obligation hereunder.

Section 12.            Partial Unenforceability. The invalidity or unenforceability of any section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph or provision hereof. If any Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

Section 13.            Governing Law Provisions. This Agreement shall be deemed to have been made and delivered in New York City and both this engagement letter and the transactions contemplated hereby shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York, without regard to the conflict of laws principles thereof. Each of the Placement Agent and the Company: (i) agrees that any legal suit, action or proceeding arising out of or relating to this engagement letter and/or the transactions contemplated hereby shall be instituted exclusively in New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection which it may have or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consents to the jurisdiction of the New York Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of the Placement Agent and the Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service of process upon the Company mailed by certified mail to the Company’s address shall be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding, and service of process upon the Placement Agent mailed by certified mail to the Placement Agent’s address shall be deemed in every respect effective service process upon the Placement Agent, in any such suit, action or proceeding. Notwithstanding any provision of this engagement letter to the contrary, the Company agrees that neither the Placement Agent nor its affiliates, and the respective officers, directors, employees, agents and representatives of the Placement Agent, its affiliates and each other person, if any, controlling the Placement Agent or any of its affiliates, shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement and transaction described herein except for any such liability for losses, claims, damages or liabilities incurred by us that are finally judicially determined to have resulted from the bad faith or gross negligence of such individuals or entities. If either party shall commence an action or proceeding to enforce any provision of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

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Section 14.            General Provisions.

(a)            This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof, including, without limitation, that certain letter agreement, dated October 7, 2025, by and between the Company and the Placement Agent. This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. Section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

(b)            The Company acknowledges that in connection with the offering of the Securities: (i) the Placement Agent has acted at arm’s length, are not agents of, and owe no fiduciary duties to the Company or any other person, (ii) the Placement Agent owes the Company only those duties and obligations set forth in this Agreement and (iii) the Placement Agent may have interests that differ from those of the Company. The Company waives to the full extent permitted by applicable law any claims it may have against the Placement Agent arising from an alleged breach of fiduciary duty in connection with the offering of the Securities

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If the foregoing is in accordance with your understanding of our agreement, please sign below whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours,

Multisensor ai holdings, inc.

By:	/s/ Robert Nadolny
Name: Robert Nadolny
Title: Chief Financial Officer

The foregoing Placement Agency Agreement is hereby confirmed and accepted as of the date first above written.

ROTH CAPITAL PARTNERS, LLC

By:	/s/ Aaron M. Gurewitz
Name: Aaron M. Gurewitz
Title: Co-Chief Executive Officer & Head of Investment Banking

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